EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP. ANNOUNCES SALE OF MULTI-SHOT DIVISION

JUNE 4, 2004

         Columbus, Mississippi Black Warrior Wireline Corp. ("Black Warrior" or the "Company") announced today that it had entered into an Asset Purchase Agreement to sell its assets and business known as its Multi-Shot business to Multi-Shot, LLC, a newly formed Texas limited liability company ("Buyer"). These assets relate to Black Warrior's directional drilling, downhole surveying, measurement while drilling, steering tools and motor rental business. The purchase price for the Multi-Shot business is $11.0 million consisting of $10.4 million in cash and the balance in the release of certain claims. The Asset Purchase Agreement is subject to a number of closing conditions including, among others, the receipt by Black Warrior of all required consents, waivers and amendments from lenders, the accuracy at closing of the parties' representations and warranties made in the agreement, and the absence of certain changes or events having a material adverse effect on the Multi-Shot business. Closing of the transaction is also subject to receipt by Black Warrior of a fairness opinion from Simmons & Company International, Black Warrior's financial advisor in the transaction, and the Buyer obtaining financing for the transaction. Under the terms of the Asset Purchase Agreement, either party has the right to terminate the agreement before closing for any reason.

         The net cash proceeds from the transaction are estimated to be approximately $9.9 million, of which a minimum of $9.6 million is to be applied in reduction of Black Warrior's


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senior secured indebtedness owing to General Electric Capital Corporation. At
March 31, 2004, approximately $17.6 million of borrowings were owing to GECC. The closing of the transaction is to occur promptly after satisfaction of all of the conditions to the closing set forth in the Asset Purchase Agreement, including Black Warrior obtaining all required lender consents and approvals, and the buyer confirming it has procured financing for the transaction.

         Messrs. Allen Neel, Paul Culbreth and David Cudd, currently senior management employees with Black Warrior, will hold equity interests in, and shall serve in senior management positions with, the Buyer after the closing.

         Black Warrior is an oil and gas service company providing various services to oil and gas well operators primarily in the United States and in the Gulf of Mexico. The Company's principal lines of business include (a) wireline services and (b) directional oil and gas well drilling activities, including surveying services. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Ron Whitter at (936) 441-6655.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the matters described herein regarding our intended sale of our Multi-Shot Business and our future business and plans. Such forward-looking statements also relate to the Company's ability to sell the Multi-Shot Business on the terms contained in the Agreement or to sell that division on any other terms, the belief


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of management that the sale of its directional drilling division will facilitate a merger, sale, refinancing, restructuring or reorganization of its wireline division after such a sale, the ability of the Company to engage in any other strategic transaction, including any possible merger, sale of all or a portion of the Company's assets or other business combination transaction involving the Company, the ability of the Company to raise additional debt or equity capital to meet its requirements and to obtain additional financing when required, the ability of the Company to restructure its outstanding indebtedness at or before maturity or refinance its debt obligations as they come due on September 14, 2004 and December 31, 2004 or to obtain extensions of the maturity dates for the payment of principal, or to engage in another recapitalization or reorganization transaction. The inability of the Company to meet these objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on the Company. Material declines in the prices for oil and gas can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors referred to above could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's financial condition and its ability to pursue its business strategy and plans. These and other risk factors are also described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.




Reports/2004/8-K's/Form8-K June 4